EXHIBIT 23.1
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Board of Directors
Jones Lang LaSalle Incorporated:



We consent to incorporation by reference in the registration statements (No. 333-42193 and No. 333-50720) on Form S-8 and the registration statement (No. 333-70969) on Form S-3 of Jones Lang LaSalle Incorporated of our report dated January 26, 2001, except as to note 3 which is as of March 16, 2001, relating to the consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended
December 31, 2000, and financial statement related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Jones Lang LaSalle Incorporated and subsidiaries.



                                       /s/ KPMG LLP



Chicago, Illinois


April 2, 2001